As filed with the Securities and Exchange Commission on August 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLOVIS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0475355
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number)

Clovis Oncology, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Patrick J. Mahaffy

President and Chief Executive Officer

Clovis Oncology, Inc.

2525 28th Street, Suite 100

Boulder, Colorado 80301

(303) 625-5000

(Address, including zip code and telephone number, including area code, of principal executive offices)

Copies to:

Peter H. Jakes, Esq.

William H. Gump, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, par value $0.001	263,376 (1)	$76.42 (2)	$20,127,193.92 (2)	$2,745.35

(1)	Represents an additional 263,376 shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the Clovis Oncology, Inc. 2011 Stock Incentive Plan (the “2011 Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the 2011 Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) 76.42 (the average of the high and low prices of Clovis Oncology, Inc.’s common stock on August 5, 2013) by (ii) 263,376 (the number of shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the 2011 Plan).
(3)	The registration fee is calculated only with respect to the additional securities registered on this Registration Statement. The existing securities issuable under the Plan were registered, and the correlating registration fee paid, pursuant to the Registration Statements on Form S-8 (File Nos. 333-178283 and 333-182278) filed by the Company on December 2, 2011 and June 22, 2012.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Clovis Oncology, Inc. (the “Company”) to register shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for issuance under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”). Pursuant to the Registration Statements on Form S-8 filed by the Company on December 2, 2011 and June 22, 2012, respectively (the “Prior Registration Statements”), the Company previously registered an aggregate of 2,433,738 shares of Common Stock issuable pursuant to the 2011 Plan. The 2011 Plan provides that on the date of each annual meeting of the Company’s shareholders, the Company’s board of directors (the “Board”) may, in its discretion, increase the number of shares of Common Stock available for delivery in connection with awards under the 2011 Plan by an amount of shares equal to the lowest of (i) the number of shares representing four percent of the Company’s outstanding shares of Common Stock on such date, (ii) 2,758,621 shares of Common Stock, and (iii) such lesser number as determined by the Board. Accordingly, this Registration Statement is filed by the Company to register 263,376 shares of Common Stock which may be issued under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 14, 2013, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on May 8, 2013) and June 30, 2013 (filed on August 7, 2013), pursuant to the Exchange Act;

(c)	the Company’s Current Reports on Form 8-K, filed on February 19, 2013, June 3, 2013 (two reports filed), June 14, 2013 and June 17, 2013, pursuant to the Exchange Act; and

(d)	the Company’s Registration Statement on Form S-3, as amended (File No. 333-189234, initially filed with the Commission on June 11, 2013), including the description of the Company’s common stock, par value $0.001 per share, contained therein, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission pursuant to applicable securities laws and regulations unless the Company expressly provides to the contrary that such documents or portions thereof is incorporated by reference herein.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s amended and restated certificate of incorporation also provides that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Company does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the Company has entered into indemnification agreements with each of its directors and named executive officers and intends to enter into indemnification agreements with any new director and certain executive officers in the future.

The Company maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of the Company’s board of directors.

An underwriting agreement the Company may enter into in connection with an offering of shares of Common Stock may also provide that the underwriters will indemnify, under certain conditions, the Company’s directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

Item 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 12th day of August, 2013.

CLOVIS ONCOLOGY, INC.

By:	/s/ Erle T. Mast
Name:	Erle T. Mast
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Patrick J. Mahaffy and Erle T. Mast, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any registration statement filed pursuant to Rule 462(b) of the Securities Act, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick J. Mahaffy		August 12, 2013
Name: Patrick J. Mahaffy	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Erle T. Mast		August 12, 2013
Name: Erle T. Mast	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian G. Atwood		August 12, 2013
Name: Brian G. Atwood	Director

/s/ M. James Barrett		August 12, 2013
Name: M. James Barrett	Director

/s/ James C. Blair		August 12, 2013
Name: James C. Blair	Director

/s/ Keith Flaherty		August 12, 2013
Name: Keith Flaherty	Director

/s/ Ginger L. Graham		August 12, 2013
Name: Ginger L. Graham	Director

/s/ Paul Klingenstein		August 12, 2013
Name: Paul Klingenstein	Director

/s/ Edward J. McKinley		August 12, 2013
Name: Edward J. McKinley	Director

/s/ Thorlef Spickschen		August 12, 2013
Name: Thorlef Spickschen	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP—Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page).

99.1	Clovis Oncology, Inc. 2011 Equity Incentive Plan (filed as an exhibit with Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-175080) on October 31, 2011).